Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-199577) pertaining to the 2013 Equity Incentive Plan and 2014 Restricted Shares Plan of Cheetah Mobile Inc. of our reports dated July 26, 2022, with respect to the consolidated financial statements of Cheetah Mobile Inc., and the effectiveness of internal control over financial reporting of Cheetah Mobile Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

July 26, 2022